Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger
(404) 885-8555
david.rubinger@equifax.com

Equifax Appoints Walter W. Driver, Jr. to Board of Directors;

A. William Dahlberg to Retire After 15 Years of Service

ATLANTA, GA, November 1, 2007 — Equifax Inc. (NYSE: EFX) today announced that Walter W. Driver, Jr. has been appointed to the company’s board of directors effective November 1, 2007. Mr. Driver will serve for a term expiring at the 2010 annual meeting of shareholders. Separately, A. William Dahlberg announced his intention to retire from the board effective November 8, 2007 after more than 15 years of service. Mr. Dahlberg, 67, was President and Chief Executive Officer of Georgia Power Company from 1988 to 1994, Chairman and Chief Executive Officer of Southern Company from 1995 until February 2001, and Chairman of Mirant Corporation until his retirement in 2006.

Mr. Driver, 62, was formerly chairman of King & Spalding LLP, an international law firm, where he focused on strategic issues, client relationships, firm growth and cross-office capabilities. Mr. Driver retired from the firm in January 2006, when he became Chairman—Southeast of Goldman Sachs & Co. He is a member of the Goldman Sachs board of International Advisors. Mr. Driver is also a member of the board of directors of Total System Services, Inc., an advisory trustee of Old Mutual Funds, and President of the United States Golf Association.

Commenting on the director changes, Richard F. Smith, Equifax’s Chairman and CEO, said: “We are extremely fortunate to have someone of Walter’s caliber and breadth of experience joining our board. His counsel and insight to our business will complement the existing strengths of our board as Equifax continues to execute on its long-term growth strategy. On behalf of the board of directors, I also want to thank Bill Dahlberg for his long and distinguished service and his many contributions to the company’s success over that period of time.”

“Equifax is an industry leader and technology innovator. I am excited at the opportunity to be part of this accomplished board of directors and to contribute to its future growth,” said Mr. Driver.

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability. Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more. We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 6,900 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

###